As filed with the Securities and Exchange Commission on April 22, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zymergen Inc.
(Exact name of Registrant as specified in its charter)

Delaware	46-2942439
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5980 Horton Street, Suite 105 Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Zymergen Inc. 2021 Incentive Award Plan
Zymergen Inc. Employee Stock Purchase Plan
Zymergen Inc. 2014 Stock Plan
(Full Title of the Plan)

Josh Hoffman
Chief Executive Officer
5980 Horton Street, Suite 105
Emeryville, California 94608
(415) 801-8073
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah K. Solum
Pamela L. Marcogliese
Freshfields Bruckhaus Deringer US LLP
2710 Sand Hill Road
Menlo Park, California 94025
Telephone: (650) 618-9250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	19,288,139	$12.26-$31.00	$478,669,094	$52,223

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Zymergen, Inc. 2021 Incentive Award Plan, as amended (the “2021 Plan”), the Zymergen, Inc. Employee Stock Purchase Plan (the “ESPP”), as amended, and the Zymergen, Inc. 2014 Stock Plan, as amended (the “2014 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2014 Plan are based upon the weighted-average exercise price of such outstanding options and (b) for shares initially reserved for future issuance under the 2021 Plan and the ESPP are based on the initial public offering price of the common stock ($31.00 per share) offered pursuant to the Registration Statement on Form S-1 (File No. 333-254612) that was declared effective on April 21, 2021. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2014 Plan(3)	6,364,099	$12.26(2)(a)	$78,023,854
Shares reserved under the 2020 Plan(3)	10,770,034	$31.00(2)(b)	$333,871,054
Shares reserved under the ESPP	2,154,006	$31.00(2)(b)	$66,774,186
Proposed Maximum Aggregate Offering Price			$478,669,094

(3)
Pursuant to the terms of the 2021 Plan, any shares subject to outstanding options originally granted under the 2014 Plan that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof shall become available for issuance pursuant to awards granted under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*          Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.  The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in the 2014 Plan, 2021 Plan and ESPP covered by this registration Statement, as specified by the U.S. Securities and Exchange Commission (the “SEC”), pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Zymergen Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information.  The following documents filed by the Registrant with the SEC are incorporated as of their respective dates in this registration statement by reference:

•
The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on April 22, 2021, relating to the registration statement on Form S-1, as amended (File No. 333-254612), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

•
The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-40354), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 19, 2021 including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

We have entered into indemnification agreements with each of our directors and executive officers (and in certain cases, their related venture capital funds).  These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer (and, in the case of certain venture capital funds, to indemnify and hold harmless the venture capital funds for all liabilities, damages, costs and expenses (including reasonable out-of-pocket legal expenses) arising from certain regulatory violations by us).

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Further, we will have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

4.1	Restated Certificate of Incorporation of Zymergen Inc., as currently in effect.	S-1	03/23/2021	3.1

4.2	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	04/14/2021	3.2

4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	03/23/2021	3.3

4.4	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	04/14/2021	3.4

4.5	Form of Stock Certificate for common stock of the Registrant	S-1	03/26/2021	4.2

5.1	Opinion of Freshfields Bruckhaus Deringer US LLP.				X

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to this registration statement.				X

99.1	2014 Stock Plan, as amended.	S-1	03/21/2021	10.4

99.2	2021 Incentive Award Plan.				X

99.3	2021 Employee Stock Purchase Plan.				X

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly au1horized, in the City of Emeryville, State of California, on this 22nd day of April, 2021.

Zymergen Inc.

By:	/s/ Josh Hoffman
Name: Josh Hoffman
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Josh Hoffman and Enakshi Singh, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Josh Hoffman	Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2021
Josh Hoffman

/s/ Enakshi Singh	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 22, 2021
Enakshi Singh

/s/ Steven Chu	Director	April 22, 2021
Steven Chu

/s/ Jay T. Flatley	Director, Chairperson	April 22, 2021
Jay T. Flatley

/s/ Christine M. Gorjanc	Director	April 22, 2021
Christine M. Gorjanc

/s/ Travis Murdoch	Director	April 22, 2021
Travis Murdoch

/s/ Matthew A. Ocko	Director	April 22, 2021
Matthew A. Ocko

/s/ Sandra E. Peterson	Director	April 22, 2021
Sandra E. Peterson

/s/ Zach Serber	Director	April 22, 2021
Zach Serber

/s/ Rohit Sharma	Director	April 22, 2021
Rohit Sharma